EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and is effective as of June 25, 2007, by and between CareGuide, Inc., a Delaware corporation (the “Company”), and John R. (“J”) Pegues (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.         Employment. The Company hereby employs Employee in the capacity of Executive Vice President and Chief Marketing and Sales Officer, reporting to the Company’s Chief Executive Officer. Employee accepts such employment and agrees to diligently and conscientiously perform such services as are customary to such office and as shall from time to time be assigned to him by the Chief Executive Officer or the Company’s Board of Directors (the “Board”). Employee’s employment will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company; provided, however, that the Company has granted Employee permission to continue the unwinding of his consulting business, and to complete work on projects and transition of assignments from his consulting business, through August 31, 2007.

2.         Conditional Agreement; Term. The employment hereunder shall be for a one year period commencing as of the date hereof, unless earlier terminated as provided in Section 4 (the “Initial Term”). This Agreement shall be automatically renewed for successive one-year periods upon the expiration of the Initial Term unless earlier terminated as provided in Section 4. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the Initial Term and any successive term as the context requires.

3.	Compensation and Benefits

3.1        Salary. For the performance of Employee’s duties hereunder, the Company shall pay Employee a salary at the annualized rate of $225,000 (the “Base Compensation”). Employee’s Base Salary will be subject to annual review.

3.2	Bonuses.

(a) Employee will be eligible for a bonus for Employee’s work through December 31, 2007, based on the number of days employed in 2007, divided by 365, times $112,500, and will receive such bonus if he achieves the goals outlined in Exhibit A. Beginning in calendar year 2008, and thereafter while this Agreement is in effect, the Employee shall be eligible to receive a discretionary calendar year annual bonus in an amount of up to fifty percent (50%) of Base Compensation. The award of the bonus shall be subject to the Employee’s satisfactory achievement of mutually agreed upon performance goals. These performance goals will be established within the first sixty (60) days of the calendar year. It shall be the Employee’s obligation to initiate the goal setting process by making a written recommendation to the CEO and Board in advance of, or within the first quarter of, each calendar year and the Board is under no obligation to consider a bonus for the Employee should he fail to do so. If the Company and the Employee are unable to agree on mutually acceptable performance goals, then the Company shall set the bonus goals after consultation with the Employee. The Company, in its sole discretion, shall determine the extent to which the performance goals upon which the annual bonus is based have been achieved; provided, however, that Employee’s achievement of said goals shall to the greatest extent possible be measured by objective, versus subjective, criteria to ensure fairness to Employee in any such determination process. Employee’s eligibility for any bonus upon termination either without Cause or for Good Reason shall be as set forth in paragraph 4.2(b) of this Agreement. For any other termination, employee must remain an active employee through the end of the applicable bonus year, and will not earn any bonus if employment terminates for any other reason before the end of the bonus year.

(b) Employee shall be eligible to participate in any incentive compensation plans Company approves for its executive level employees and/or officers from time to time. The Employee also will be eligible during the term of this Agreement for such other bonus payments as may be awarded to the Employee by the Company.

3.3        Payment and Withholding. All payments required to be made by the Company to the Employee shall be made in accordance with the Company’s normal payroll practices and shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.4        Personnel Policies and Benefits. Unless otherwise specified herein, the Employee’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. For this purpose, Employee will be considered “similarly situated” to the executive level officers of the Company. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. While this Agreement is in effect the Company agrees to maintain at its expense a group life insurance program in which the Employee is eligible to apply for coverage and name the beneficiary or beneficiaries and a group long term disability insurance program in which the Employee is eligible to apply for coverage.

3.5       Stock Options. As resolved by the Company’s Board, Employee will participate in the Company’s Stock Option Plan (“Plan”) at an initial ownership level of one (1) million option shares (“the Option”). The Board has committed to hold an interim meeting to grant these options effective on the date employment begins. The per share exercise price of the Option will be equal to the fair market value of the Company’s common stock at the close of trading on June 25, 2007 (37 cents). A total of 25% of these shares will vest on each anniversary date of Employee’s employment over a period of four (4) years, and will be exercisable in accordance with a Stock Option Agreement to be executed pursuant to the Company’s Stock Option Plan.

3.6        Reimbursement of Expenses. Employee shall be eligible to be reimbursed for all reasonable business expenses, including but not limited to expenses for travel, meals, and entertainment incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business in accordance with the Company’s policy. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

3.7 Relocation and Commutation Expenses. If Employee and Company decide that Employee needs to relocate to the Company’s corporate office or other Company office, Company agrees to reimburse Employee a maximum of $50,000 for reasonable expenses incurred in connection with his relocation, including at a minimum the following: packing and moving of Employee’s household and office goods and automobiles, all customary closing costs, including realtor fees, on the sale of Employee’s Pennsylvania residence, as well as the closing costs on his new residence where relocated, up to three company-paid house-hunting trips for employee and his family, and temporary living and storage of household goods for up to six months. All closing costs will be advanced to employee upon receipt of a realtor’s closing cost sheet with good faith closing cost estimates. All other expenses will be reimbursed to Employee upon his submission of receipts for same.

4.	Termination

4.1        Termination Events. The employment of the Employee and the Term of this Agreement will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a)	The Employee’s Death;

(b)         The Employee’s “Disability”, defined, subject to applicable state and federal law, as termination by the Company because the Employee is unable to perform the essential functions of Employee’s position (with or without reasonable accommodation as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.

(c)          Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean a determination by the Company that:

(i)         Employee has engaged in theft, dishonesty, or falsification of any Company documents or records or in conduct constituting a felony or a misdemeanor involving dishonesty or moral turpitude; or

(ii)          Employee has failed substantially to perform his duties with the Company (other than any such failure resulting from the Employee’s absence due to approved or legally protected leave) after written demand of no less than thirty (30) days for substantial performance is requested by the Company, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

(iii)         Employee has engaged in conduct which has had a direct and materially adverse effect on the Company; or

(iv)        Employee has materially breached this Agreement, any other agreement between the Employee and the Company, or Employee’s duty of loyalty to the Company which breach remains uncured by Employee for a period of thirty (30) days following receipt of written notice thereof to the Employee from the Company.

In the event a failure or breach under (ii) or (iv) above is based on completed actions that cannot be undone, and therefore are not capable of cure, Employee may be terminated immediately provided Company pays the Employee for the longer of the thirty-day cure period, or the date which represents the conclusion of the following process: no termination for Cause shall become effective unless and until Employee has been provided with a written notice that states with reasonable specificity the acts or omissions which form the basis of the Company’s decision.

(d)         Employee is terminated by the Company “without Cause”, which the Company may do upon its election, regardless of whether it also has the option to terminate for Cause, upon written notice, which notice shall specify the date of such termination.

(e)           Employee terminates his employment due to "Good Reason," which shall mean that any of the following has occurred and had remained uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee: (i) any action or inaction by the Company which constitutes a material breach of the terms of this Agreement; (ii) without the Employee's consent, a requirement imposed by the Company that the employee relocate his home office to a location more than fifty (50) miles from his current home office location in Pennsylvania, which for purposes of this provision shall be deemed a material breach of this Agreement; (iii) without the Employee's consent, a material reduction (defined as greater than 10%) in Employee's then current base salary  imposed by the Company; or (iv) without the Employee's consent, a material diminution in the Employee's authority, duties or responsibilities; provided however, that any actions taken by the Company with the Employee's consent, and for the purposes of either accommodating a disability of the Employee or pursuant to the Family and Medical Leave Act, shall not be a Good Reason for purposes of this Agreement. The Employee shall give written notice of his intent to terminate for Good Reason within thirty (30) days of the Employee becoming aware of the existence of Good Reason, so long as the Company has not previously notified the Employee of its decision to terminate his employment. In the absence of such correction, Employee’s termination for Good Reason shall be effective thirty (30) days following the Employee’s notice.

(f)        Employee terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

(g)        If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

4.2	Effects of Termination

(a)        Upon termination of Employee’s employment hereunder for any reason, the Company will pay Employee all amounts owed to Employee through the date of Termination. Any amounts earned by Employee as of the date of Termination but due to be paid Employee at a future date shall be paid when otherwise due, in accordance with applicable law. Upon termination, the entitlement of the Employee or his Estate to benefits, or to continuation or conversion rights, under any Company sponsored benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

(b)         Upon termination of Employee’s employment under Sections 4.1 (d) (without Cause) or (e) (for Good Reason), if the Employee executes, and does not revoke, a Separation Agreement and Release in a form acceptable to the Company, the Company shall pay Employee, on the Company’s regular payroll dates, commencing on the first such date that occurs at least eight days following the Employee’s execution of the Separation Agreement and Release, amounts equal to: (i) the then applicable Base Compensation, excluding bonus, for a period of nine (9) months, (ii) the pro-rata portion of any annual bonus he would have earned had he remained employed, prorated based on the number of months he was employed during the calendar year for which the bonus is calculated, and paid on the date it would have been paid had he remained employed, and (iii) if the Employee timely elects and remains eligible for continued coverage under COBRA, the Company will pay that portion of the COBRA premiums it was paying prior to the date of Termination for the period the Employee is receiving severance under this Agreement or until the Employee is eligible for health care coverage under another employer’s plan, whichever period is shorter. If by March 15th of the calendar year immediately following the calendar year in which the termination occurs, the Employee has not received all Base Compensation and COBRA payments due Employee based on the schedules denoted above, the Company will on that date make a lump sum payment of all remaining amounts owed Employee. The pro-rated annual bonus payment, if any, will be paid by the earlier of (a) the date it would have otherwise been paid if Employee had remained an employee, or (b) March 15th of the next calendar year after the year in which the termination occurs.

(c)          Following a Termination Event, both the Employee and the Company agree not to make to any person, including but not limited to customers of the Company, any statement that disparages the other or which reflects negatively upon the other in any manner likely to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates; provided that both the Employee and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to the Company’s officers and directors and Company representatives with knowledge of this provision.

(d)        Following a Termination Event, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

5.	General Provisions

5.1        Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party. Provided however, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

5.2       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties. The parties hereto have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement which may be amended by the mutual agreement of the parties from time to time without affecting the provisions of this Agreement. The Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

5.3        Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

5.4        Prior Agreements. This Agreement supercedes all prior written and verbal agreements with the Company and/or its Board of Directors and shall govern all future employment obligations.

5.5        Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.6        Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

5.7        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

5.8        Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

5.9        Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either by hand delivery, by courier, or by mail and shall be deemed sufficiently given when actually received by the party to be notified, or, if delivered by courier, when delivered to the party’s address as set forth below, or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to the party’s address as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

•	If to the Company, to the Chief Executive Officer in person or to its corporate headquarters at the time notice is given, “Attention: Chief Executive Officer”.
•	If to the Employee, to him in person or to his home address as listed in Company records at the time notice is given.

5.10      No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

5.11      Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

5.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

CareGuide, Inc.	EMPLOYEE:

By: _/s/ Chris E. Paterson________________	______/s/ John R. Pegues_______
Chris E. Paterson	John R. (“J”) Pegues

CEO

Exhibit A

Milestones Required for Completion in the First 60 Days of Employment

1.	Evaluation of sales staff
2.	Development of sales metrics and individual sales expectations
3.	Development of a sales plan emphasizing work that could bring in revenue Q4 of 2007 and Q1 of 2008